SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 20, 2004

Date of Report

(Date of earliest event reported)

AQUANTIVE, INC.

(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

821 Second Avenue, 18th Floor, Seattle, Washington 98104

(Address of principal executive offices, including zip code)

(206) 816-8800

(Registrant’s telephone number, including area code)

506 Second Avenue, 9th Floor, Seattle, Washington 98104

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 20, 2004, Thomas Weisel Partners LLC, the initial purchaser for the recent offering of 2.25% convertible senior subordinated notes due 2024 of aQuantive, Inc. (“aQuantive”), purchased an additional $10 million in principal amount of the notes pursuant to the exercise in full of an over-allotment option. aQuantive had previously issued $70 million in principal amount of the 2.25% convertible senior subordinated notes on September 20, 2004. The notes were issued pursuant to Rule 144A.

The notes were issued under an indenture, dated as of August 24, 2004, between aQuantive and BNY Western Trust Company, as Trustee (the “Indenture”). The Indenture and form of note, which is attached as an exhibit to the indenture, provide, among other things, that the notes will bear interest of 2.25 percent per year, payable semi-annually, and will be convertible into aQuantive’s common stock at a conversion price of $12.98 per share. At the initial conversion price, each $1,000 principal amount of notes will be convertible into approximately 77.04 shares of aQuantive common stock. The initial conversion price represents a 47.5 percent premium over the last reported sale price of aQuantive common stock on August 19, 2004, which was $8.80 per share. On or after August 15, 2009, aQuantive may at its option redeem all or a portion of the notes for cash at a redemption price equal to 100 percent of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. In addition, on each of August 15, 2009, August 15, 2014, and August 15, 2019, holders may require aQuantive to purchase all or a portion of their notes for cash at 100 percent of the principal amount of the notes to be purchased, plus any accrued and unpaid interest.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to aQuantive’s report on Form 8-K dated August 24, 2004, filed on August 26, 2004.

The Company received approximately $77.6 million in net proceeds from the sale of the notes after deducting the initial purchaser’s fees of $2.2 million and estimated offering expenses. aQuantive used approximately $75 million of the net proceeds it received from the offering to repay the convertible notes issued to the shareholders of SBI Holdings, Inc., and intends to use the remaining net proceeds for general corporate purposes.

Item 3.02 Unregistered Sales of Equity Securities

On August 24, 2004 and September 20, 2004, aQuantive sold convertible senior subordinated notes in the aggregate principal amount of $80 million in the private placement described in Item 2.03. The private placement was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Rule 144A promulgated thereunder. The Company received approximately $77.6 million after deducting the initial purchaser’s fees of $2.2 million and estimated offering expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2004

AQUANTIVE, INC.

By:	/s/ Linda A. Schoemaker
Name:	Linda A. Schoemaker
Title:	Senior Vice President, General Counsel and Corporate Secretary